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                                                 U.S. OFFICE PRODUCTS COMPANY
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FOR IMMEDIATE RELEASE - MAY 4, 1998   RELEASE NO. 98-011

U.S. OFFICE PRODUCTS COMPANY          CONTACT:  DONALD H. PLATT
(NASDAQ-"OFIS")                                 U.S. OFFICE PRODUCTS
                                                (202) 339-6700 or (800) 330-6347
                                                OR EDELMAN FINANCIAL
                                                SILVIA ROSSELLI (MEDIA)
                                                (212) 704-8217


             U.S. OFFICE PRODUCTS COMMENCES EQUITY SELF-TENDER

Washington, D.C., May 4, 1998 - U.S. Office Products Company (NASDAQ: OFIS) today announced that it is commencing the equity self-tender offer that is part of its strategic restructuring plan. The self-tender offer begins today, Monday, May 4, 1998, and will expire at 12:00 Midnight, New York City time, on Monday, June 1, 1998, unless extended.

As previously announced, U.S. Office Products Company ("USOP") is offering to purchase 37,037,037 shares of its common stock (including shares that may be issued upon the exercise of stock options) at a price of $27 per share (or, in the case of shares underlying stock options, $27 minus the exercise price of the options). Terms of the self-tender offer are described more fully in the Offer to Purchase and Letter of Transmittal and related materials that the Company began distributing today.

On Friday, May 1, 1998, the closing price of the Company's common stock was $17 15/16 per share.

Morgan Stanley Dean Witter is acting as the dealer manager for the offer. MacKenzie Partners, Inc. is acting as the information agent.

USOP also said that it expects to commence tomorrow the cash tender offer for its outstanding 5-1/2% Convertible Subordinated Notes due 2003.

This press release shall not constitute an offer to purchase or the solicitation of an offer to purchase nor shall there be any purchase of any shares of common stock in any state in which such offer, solicitation or purchase would be unlawful prior to registration or qualification under the securities laws of any such state.



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USOP is one of the fastest growing suppliers of a broad range of office products and business services to corporate, commercial, industrial and educational customers. USOP operates in the United States, as well as in New Zealand, Australia, Canada and the United Kingdom, selling a full range of more than 34,000 office and educational products and services to its customers. USOP also owns Mail Boxes Etc. ("MBE"), the largest franchiser of business communication and postal service centers, with approximately 3,600 centers operating worldwide, and with master licensing arrangements in place for the development of MBE business centers in 58 countries around the world. MBE centers are owned and operated by licensed franchisees of MBE or its master licensees. On January 13, 1998, USOP announced the adoption by its Board of Directors of a strategic restructuring plan that includes the spin-off to USOP stockholders of its educational supplies, print management, technology solutions and travel services divisions, the equity self-tender offer, and the purchase by an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc. of an equity interest in the restructured USOP for a price of $270 million. The Company expects the restructuring transactions to be completed in the second calendar quarter of 1998.

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This press release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ materially from the Company's expectations. Factors that could cause such differences include the effects and the timing of the Company's strategic restructuring plan and other risks described in the Company's definitive Proxy Statement filed April 30, 1998 with the SEC, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other filings with the SEC.


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